Exhibit 99.1

 FOR IMMEDIATE RELEASE

Contact:
Aircastle Limited
Julia Hallisey
Tel: + 1-203-504-1063

Aircastle Appoints J. Robert Peart as Chief Investment Officer

Stamford, CT.  December 8, 2010 – Aircastle Limited (NYSE: AYR) announced today that its affiliate, Aircastle Advisor LLC, appointed Mr. J. Robert Peart as Chief Investment Officer ("CIO").  Mr. Peart, who will join Aircastle in December 2010, will be responsible for directing the company's investment, lease placement and asset sales activities, and he will serve as an integral member of the leadership team. Mr. Peart will be based at the company's headquarters in Stamford, CT and report directly to CEO Ron Wainshal.

Mr. Peart began his aviation career at Bank of Montreal, where he ran the bank’s transportation and aerospace group.  He joins Aircastle from Guggenheim Partners, LLC, where for the past seven years he was involved in several aviation ventures, including being one of the founding principals of Guggenheim Aviation Partners and, most recently led Guggenheim Securities, LLC’s aviation capital markets group. His experience also includes executive positions with Residual Based Finance Corporation, AAR Corporation, and Southern Air Transport, a privately held cargo airline.

"Bob brings to Aircastle broad aviation market experience, having served as an investment manager, airline CFO, lender and engine leasing and trading manager.  In addition to his intimate knowledge of the ’metal’ side of our business, he has an in-depth understanding of capital markets and strategic planning. His team-building skills, strong international experience and network in the industry will serve our company well as we look to expand our investment activity. I’m very excited to have Bob join the team." said Mr. Wainshal.

About Aircastle Limited

Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world.  As of September 30, 2010 Aircastle’s aircraft portfolio consisted of 132 aircraft and had 63 lessees located in 36 countries.

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